EXHIBIT 99.1



                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                              Financial Statements

                           December 31, 2002 and 2001

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NLVH, Inc.
  (d/b/a Lake Mead Hospital Medical Center):

We have audited the accompanying balance sheets of NLVH, Inc. (d/b/a Lake Mead Hospital Medical Center) (the Medical Center) as of December 31, 2002 and 2001, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Medical Center's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NLVH, Inc. (d/b/a Lake Mead Hospital Medical Center) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ KPMG LLP

Dallas, Texas
January 16, 2004

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                                 Balance Sheets

                           December 31, 2002 and 2001

                                                                                    2002                   2001
                                                                                -------------           ----------
                               ASSETS

Current assets:
  Cash                                                                          $      71,420               33,717
  Accounts receivable, less allowance for doubtful
     accounts of $2,744,874 in 2002                                                26,960,011                   --
  Inventories of supplies, at cost                                                  1,292,909            1,055,856
  Prepaid expenses and other current assets                                         1,455,487            1,211,442
  Note receivable from affiliate                                                           --           21,020,576
                                                                                -------------           ----------
         Total current assets                                                      29,779,827           23,321,591

Property and equipment, net                                                        40,881,489           41,136,199
Due from affiliate                                                                         --            3,641,229
Other assets                                                                           57,789               56,739
Intangible assets, net of accumulated amortization of
     $461,333 and $285,439 in 2002 and 2001, respectively                           1,170,504            1,343,891
                                                                                -------------           ----------
         Total assets                                                           $  71,889,609           69,499,649
                                                                                =============           ==========
                 LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued liabilities                                      $   5,922,455            5,279,777
  Other current liabilities                                                           171,505              151,194
                                                                                -------------           ----------

         Total current liabilities                                                  6,093,960            5,430,971

Due to affiliate                                                                    4,401,122                   --
Note payable to affiliate                                                          55,000,000           55,000,000
                                                                                -------------           ----------
         Total liabilities                                                         65,495,082           60,430,971
                                                                                -------------           ----------
Commitments and contingencies                                                              --                   --

Shareholder's equity:

  Common stock, no par value; 10,000 shares authorized;
     5,000 shares issued and outstanding                                                   --                   --
  Additional paid-in-capital                                                       10,520,000           10,520,000
  Accumulated deficit                                                              (4,125,473)          (1,451,322)
                                                                                -------------           ----------
         Total shareholder's equity                                                 6,394,527            9,068,678
                                                                                -------------           ----------
         Total liabilities and shareholder's equity                             $  71,889,609           69,499,649
                                                                                =============           ==========

See accompanying notes to financial statements.

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                            Statements of Operations

                    Years Ended  December 31, 2002 and 2001

                                                                                     2002                 2001
                                                                                --------------          ----------
Net patient service revenue                                                     $   85,224,216          74,816,349
Other revenue                                                                          202,356             247,064
                                                                                --------------          ----------
               Net operating revenues                                               85,426,572          75,063,413
                                                                                --------------          ----------
Operating expenses:
  Salaries and benefits                                                             33,063,483          28,250,544
  Supplies                                                                          16,321,456          12,794,701
  Provision for doubtful accounts                                                   11,840,420                 --
  Other operating expenses                                                          17,187,611          14,362,342
  Depreciation                                                                       2,650,958           2,666,552
  Amortization                                                                         175,895             162,291
  Loss on sale of patient accounts receivable                                        2,996,268          17,848,956
                                                                                --------------          ----------
               Total operating expenses                                             84,236,091          76,085,386
                                                                                --------------          ----------
               Income (loss) from operations                                         1,190,481          (1,021,973)

Interest income from affiliate                                                         (82,368)           (764,654)
Interest expense                                                                     5,500,000           5,500,000
                                                                                --------------          ----------
                Loss before income taxes                                            (4,227,151)         (5,757,319)

Income tax benefit                                                                  (1,553,000)         (2,127,000)
                                                                                --------------          ----------
                Net loss                                                        $   (2,674,151)         (3,630,319)
                                                                                ==============          ==========

See accompanying notes to financial statements.

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                       Statements of Shareholder's Equity

                     Years Ended December 31, 2002 and 2001


                                                                           RETAINED
                                       COMMON STOCK      ADDITIONAL        EARNINGS
                                     ---------------      PAID-IN        (ACCUMULATED
                                     SHARES   AMOUNT      CAPITAL           DEFICIT)          TOTAL
                                     ------   ------     ----------       ------------      ----------
Balance, December 31, 2000           5,000    $   --     10,520,000        2,178,997        12,698,997
Net loss                                --        --             --       (3,630,319)       (3,630,319)
                                     -----    ------     ----------       ----------        ----------
Balance, December 31, 2001           5,000        --     10,520,000       (1,451,322)        9,068,678

Net loss                                --        --             --       (2,674,151)       (2,674,151)
                                     -----    ------     ----------       ----------        ----------
Balance, December 31, 2002           5,000    $   --     10,520,000       (4,125,473)        6,394,527
                                     =====    ======     ==========       ==========        ==========

 See accompanying notes to financial statements.

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                            Statements of Cash Flows

                     Years Ended December 31, 2002 and 2001

                                                                                     2002                 2001
                                                                                 -------------         -----------
Cash flows from operating activities:
  Net loss                                                                       $  (2,674,151)         (3,630,319)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
        Depreciation                                                                 2,650,958           2,666,552
        Amortization                                                                   175,895             162,291
        Provision for doubtful accounts                                             11,840,420                  --
        Loss on sale of patient accounts receivable                                  2,996,268          17,848,956
        Increase (decrease) in cash from changes in
           operating assets and liabilities:
              Note receivable from affiliate                                        21,020,576         (19,117,956)
              Accounts receivable                                                  (41,666,491)                 --
              Inventories, prepaid expenses, and other
                 current assets                                                       (443,802)           (366,913)
              Accounts payable, accrued, and other liabilities                         662,987           1,425,671
                                                                                 -------------         -----------
                       Net cash used in operating activities                        (5,437,340)         (1,011,718)

Cash flows from investing activities:
  Capital expenditures                                                              (2,317,308)         (1,769,681)
  Other investing activities                                                          (250,000)                 --
                                                                                 -------------         -----------
                       Net cash used in investing activities                        (2,567,308)         (1,769,681)

Cash flows used in financing activity:
  Net change in due from (to) affiliate                                              8,042,351           2,538,275
                                                                                 -------------         -----------
                       Net change in cash                                               37,703            (243,124)

Cash, beginning of year                                                                 33,717             276,841
                                                                                 -------------         -----------
Cash, end of year                                                                $      71,420              33,717
                                                                                 =============         ===========
Supplemental disclosure:
  Interest paid through due from (to) affiliate                                  $   5,500,000           5,500,000

  Noncash transactions:
     Accounts payable related to capital expenditures                            $    (172,454)            216,432

  Tax payments are made at the parent company level.

 See accompanying notes to financial statements.

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      BASIS OF PRESENTATION

                  NLVH, Inc. (d/b/a Lake Mead Hospital Medical Center) (the Medical Center), a Nevada corporation, is an indirect, wholly owned subsidiary of Tenet HealthSystem Healthcorp, which is a wholly owned subsidiary of Tenet Healthcare Corporation (together with its subsidiaries, " Tenet"). The Medical Center is a 198-bed acute care hospital that provides inpatient, outpatient, and emergency care services in the Las Vegas, Nevada service area.

                  The Medical Center is subject to changes in government legislation that could impact Medicare and Medicaid payment levels and to increased levels of managed care penetration and changes in payor patterns that may impact the level and timing of payment for services rendered.

                  The accounting and reporting policies of the Medical Center conform to accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. In general, those estimates are based on historical experience, and on various other assumptions that the Medical Center believes to be reasonable under the particular facts and circumstances. Actual results could differ from those estimates.

                  In March 2003, Tenet announced that its fiscal year-end was retroactively changed to a December 31 calendar year-end from a May 31 fiscal year-end basis. Accordingly, the Medical Center has a calendar fiscal year-end effective December 31, 2002.

         (b)      NET PATIENT SERVICE REVENUE

                  Net patient service revenue is recognized in the period when services are performed and is recorded based on established billing rates (gross charges) less estimated discounts for contractual allowances principally for patients covered by Medicare, Medicaid, managed care and other health plans. Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and therefore are not displayed in the statements of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of managed-care contracts (such as stop-loss payments). And, because Medicare requires that a hospital's gross charges be the same for all patients (regardless of payor category), gross charges are also what hospitals charge self-pay patients. The discounts for Medicare and Medicaid contractual allowances are based primarily on prospective payment systems. Discounts are estimated based on historical and current factors. Before final settlement of cost reports, claims are subjected to administrative reviews and audits by third parties. This process can take several years to complete. Because the laws and regulations governing the Medicare and Medicaid programs are ever-changing and complex, the estimates recorded by the Medical Center could change by material amounts. The Medical Center records adjustments to its previously recorded contractual allowances in future

                                                                     (Continued)

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

                  periods as final settlements are determined. Adjustments due to final settlements decreased net patient service revenue by approximately $1,187,000 and $2,309,000 during the years ended December 31, 2002 and 2001, respectively. Estimated cost report settlements and contractual allowances are deducted from accounts receivable in the accompanying balance sheets.

                  The Medical Center recorded approximately $900,000 and $1,338,000 of revenues related to Medicare outliers during the years ended December 31, 2002 and 2001, respectively. In the June 9, 2003 Federal Register, Centers for Medicare and Medicaid Services (CMS) issued new rules governing the calculation of outlier payments to hospitals. These new rules, which became effective August 8, 2003, include the following changes: (1) beginning October 1, 2003, Medicare uses the latest of either the most recently submitted or the most recently settled cost report to calculate the cost-to-charge ratio for outlier payments, (2) the use of the statewide average ratio of costs to charges is eliminated for hospitals with very low computed cost-to-charge ratios, (3) Medicare fiscal intermediaries have been given specific criteria for identifying hospitals that may have received inappropriately high outlier payments, and they are allowed to review and, if deemed necessary, recover overpayments, including interest, if the actual costs of a hospital stay (which are reflected in the settled cost report) are less than that which was claimed by the provider, or if there are other indications of potential abuse, and (4) hospitals may request changes to their cost-to-charge ratio to adjust their outlier payments, in much the same way that an individual taxpayer can adjust the amount of withholding from income, to avoid over or underpayments for outlier cases. In anticipation of these changes, on January 6, 2003, Tenet announced to CMS that it had voluntarily adopted a new method of calculating Medicare outlier payments, retroactive to January 1, 2003. With this new method, instead of using recently settled cost reports for its outlier calculations, Tenet, including the Medical Center, is using current year cost-to-charge ratios. Tenet has also eliminated the use of the statewide average, where applicable, while continuing to use the current threshold amounts. It is anticipated that these two changes will result in a reduction of the Medical Center's Medicare inpatient outlier payments to approximately $298,000 per year effective January 1, 2003. Tenet voluntarily adopted this new method to demonstrate its good faith and to support CMS's likely industry-wide solution to the outlier issue.

                  Revenues under managed care health plans are based primarily on the payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates, and other similar contractual arrangements combined with stop-loss payments for high-cost patients and pass-through payments (for high cost devices and Pharmaceuticals). These revenues are also subject to review and possible audit by the payors.

                  Management believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under all the above arrangements. There are no known material claims, disputes, or unsettled matters with payors not adequately provided for in the accompanying financial statements.

                                                                     (Continued)

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

                  Percentages of net patient service revenue by payor for the Medical Center were as follows:

                                  2002                 2001
                                  ----                 ----
Medicare                           22%                  23%
Medicaid                           21%                  13%
Managed care                       37%                  37%
Indemnity and other                20%                  27%

                  The Medical Center, without charge or at amounts substantially less than its established rates, provides care to patients who meet certain financial or economic criteria. Because the Medical Center does not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient service revenue or in operating expenses. The amount of charges forgone under the charity policy for the years ended December 31, 2002 and 2001 was approximately $18,185,000 and $11,177,000, respectively (unaudited).

         (c)      CASH CONCENTRATION

                  Medical Center cash receipts are routinely transferred into a bank account of Tenet. Cash disbursements of the Medical Center are funded by Tenet through a zero-balance bank account as checks are presented for payment. Medical Center cash on deposit in the accounts of Tenet is presented net of amounts payable to Tenet and is classified in "Due from (to) affiliate" in the accompanying balance sheets, a non interest-bearing account.

         (d)      PROVISION FOR DOUBTFUL ACCOUNTS

                  The Medical Center provides for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. The Medical Center estimates this allowance based on the aging of its accounts receivable and its historical collection experience for each type of payor.

         (e)      PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost.

                  The Medical Center uses the straight-line method of depreciation for buildings, building improvements, and equipment over their estimated useful lives as follows:

                          Building and improvements            25 to 40 years
                          Equipment                            3 to 15 years

                  In accordance with Statement of Financial Accounting Standards
                  (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which was adopted June 1, 2002, the Medical Center evaluates its long-lived assets to be held and used for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. Fair value estimates are derived from independent appraisals, established market values of comparable assets or internal calculations of estimated future

                                                                     (Continued)

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

                  net cash flows. The estimates of these future cash flows are based on assumptions and projections believed by management to be reasonable and supportable. These assumptions and projections consider patient volumes, changes in payor mix, revenue and expense growth rates and changes in legislation and other payor payment patterns, which may vary by type of facility (see note 10).

                  In general, long-lived assets to be disposed of are reported at the lower of either their carrying amounts or fair values less costs to sell or close. In such circumstances, the Medical Center's estimates of fair value are usually based on independent appraisals, established market prices for comparable assets or internal calculations of estimated future net cash flows.

         (f)      INTANGIBLES ASSETS

                  Intangibles assets consist primarily of capitalized software costs, which are amortized using the straight-line method over periods ranging from 3 to 15 years.

         (g)      INCOME TAXES

                  Tenet files consolidated federal and state of Nevada income tax returns, both of which include the operating results of the Medical Center. Tenet allocates taxes to the Medical Center on a separate return basis whereby current and deferred taxes are allocated to the Medical Center pursuant to the asset and liability method as if the Medical Center were a separate taxpayer. For balance sheet purposes, such allocations are recorded in "Due from (to) affiliate."

(2)      PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                             2002           2001
                                                        -------------   -----------
Land                                                    $   1,516,188     1,426,106
Building and improvements                                  44,173,671    44,070,152
Equipment                                                  21,712,157    20,797,929
Construction in progress                                    1,480,668       401,725
                                                        -------------   -----------
                                                           68,882,684    66,695,912
Less accumulated depreciation                             (28,001,195)  (25,559,713)
                                                        -------------   -----------
                                                        $  40,881,489    41,136,199
                                                        =============   ===========

(3)      RELATED-PARTY TRANSACTIONS

         Related-party transactions include the following:

         (a) Tenet advanced funds to the Medical Center for insurance coverage, other operating costs and asset purchases during the years ended December 31, 2002 and 2001. Additionally, Tenet charged the Medical Center a management fee recorded in other operating expenses of $2,209,491 and $2,370,809 for 2002 and 2001, respectively, for administrative, financial, and technical support, the basis for which are generally allocated on a pro rata basis utilizing net operating revenues for all of

                                                                     (Continued)

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

                  Tenet's hospitals. Such expense allocations to the Medical Center may not be representative of the costs to be incurred in the future or on a stand alone basis. Management believes the allocation method described above is reasonable.

         (b) Effective August 31, 1999, Tenet and certain Tenet subsidiaries, including the Medical Center, entered into a Receivables Sale Agreement pursuant to which those Tenet subsidiaries agreed to sell to Tenet, without recourse, patient-related receivables net of estimated cost report settlements, allowances for doubtful accounts and contractual allowances existing on August 31, 1999 as well as receivables generated thereafter. On March 1, 2002, Tenet and certain Tenet subsidiaries, including the Medical Center, entered into a Receivables Purchase Agreement pursuant to which those Tenet subsidiaries agreed to repurchase from Tenet, without recourse, patient-related receivables previously sold that remained uncollected as of such date net of estimated cost report settlements, allowances for doubtful accounts and contractual allowances.

                  Approximately $15,271,000 and $77,051,000 of net receivables were sold by the Medical Center to Tenet during the period January 1, 2002 through February 28, 2002 and during the year ended December 31, 2001, respectively. The patient-related receivables sold by the Medical Center to Tenet were sold at their fair values, which were less than the balances of such receivables on the Medical Center's balance sheets due to the fact that they were discounted to primarily reflect the time value of money and future collection costs. During the period January 1, 2002 through February 28, 2002 and during the year ended December 31, 2001, the Medical Center recorded a loss on sale of patient accounts receivable related to these sales of $3,984,099 and $17,848,956, including $3,595,842 and
                  $15,912,833 to reduce the receivables to net realizable value, respectively.

         (c) Through February 28, 2002, the Medical Center had a note receivable due from an affiliate of Tenet, which bore interest at LIBOR plus 1% (2.883% on February 28, 2002 and 2.876% on December 31, 2001). During the period January 1, 2002 through February 28, 2002 and during the year ended December 31, 2001, the note balance was increased by sales of net receivables generated by the Medical Center and decreased by cash collections on these receivables by the affiliate. Interest income on the note receivable during the period January 1, 2002 through February 28, 2002 and during the year ended December 31, 2001 was $82,368 and $764,654, respectively, and is included in interest income from affiliate in the accompanying statements of operations. On March 1, 2002, the note receivable was effectively paid off through the aforementioned repurchase of patient-related receivables by the Medical Center. The difference between the sales price paid by the Medical Center of $26,890,109 and the book value of the patient-related receivables was $987,831, which decreased the loss on sale of patient accounts receivable during the period January 1, 2002 through February 28, 2002.

         (d) Note payable to affiliate of $55,000,000 consists of a note payable to an affiliate, bearing interest at 10% due May 31, 2015. Interest expense on the note for the years ended December 31, 2002 and 2001 was $5,500,000 for each year.

         (e) Substantially all of the Medical Center's professional and comprehensive general liability risks in excess of self-insured retentions, which vary by policy year from $1 million to $3 million per occurrence, are insured through wholly owned insurance subsidiaries of Tenet. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The Medical Center

                                                                     (Continued)

                                   NLVH, INC.
                    (d/b/a Lake Mead Hospital Medical Center)

                         Notes to Financial Statements

                           December 31, 2002 and 2001

                  is charged an allocation of cost by Tenet for its portion of cost relating to this program. The amount allocated to the Medical Center for these costs was $1,736,049 and $550,882 for the years ended December 31, 2002 and 2001, respectively.

(4)      CLAIMS AND LAWSUITS

         In the normal course of business, the Medical Center is subject to claims and lawsuits. The Medical Center believes that its liability for damages resulting from such claims and lawsuits is a dequately covered by insurance or is adequately provided for in its financial statements.

         The healthcare industry is also the subject of federal and state agencies heightened and coordinated civil and criminal enforcement efforts. Through the use of national initiatives, the government is scrutinizing, among other things, outlier payments, the terms of acquisitions of physician practices and the coding practices related to certain clinical laboratory procedures and inpatient procedures. Healthcare providers, including Tenet, continue to see increased use of the False Claims Act, particularly by individuals who bring actions on behalf of the government alleging that a hospital has defrauded the federal government. Companies in the healthcare industry in general, and Tenet in particular, have been and may continue to be subjected to these government investigations and other actions. At this time, Tenet and the Medical Center are unable to predict the impact of such actions on its business, financial condition or results of operations.

         In April 2003, Tenet received an administrative subpoena duces tecum from the U. S. Department of Health and Human Services, Office of Inspector General ("OIG"), seeking documents relating to any agreements with Women's Cancer Center, a physician's group that is based in Palo Alto, California, which is not owned by Tenet, practicing in the field of gynecologic oncology, and certain physicians affiliated with that group. The subpoena seeks documents from Tenet as well as five hospital subsidiaries, including the Medical Center.

         In July 2003, Tenet and several of its subsidiaries received administrative subpoenas from the U.S. Attorney's Office for the Central District of California seeking documents since 1997 related to physician relocation agreements at seven Southern California hospitals owned by Tenet subsidiaries, as well as summary information about physician relocation agreements related to all of its hospital subsidiaries, including the Medical Center. Specifically, the subpoenas, issued in connection with a criminal investigation, seek information from Tenet, three intermediary Tenet corporate subsidiaries and Tenet subsidiaries that own seven of its Southern California hospitals. Tenet is cooperating with the government regarding this investigation.

         Tenet cannot presently determine the ultimate resolution of these investigations. Accordingly, the likelihood of a loss attributable to the Medical Center, if any, for these matters cannot be reasonably estimated and the Medical Center has not recognized in the financial statements the potential liability that may arise from these matters. If adversely determined, the outcome of these matters could have a material adverse effect on the Medical Center's business, financial condition or results of operations.

(5)      BENEFIT PLANS

         Substantially all employees who are employed by the Medical Center, upon qualification, are eligible to participate in Tenet's defined contribution 401(k) plan. Employees who elect to participate may make contributions from 1% to 20% (25% effective January 1, 2003) of their eligible compensation, and Tenet

                                                                     (Continued)

                                   NLVH, INC.

                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

         matches such contributions up to a maximum percentage. Expenses allocated to the Medical Center for the plan were $285,723 and $251,130 for the years ended December 31, 2002 and 2001, respectively.

         The Medical Center does not provide post-retirement healthcare or life insurance benefits.

(6)      LEASES

         The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2002:

Year ending December 31:
2003                                            $   1,459,243
2004                                                1,462,352
2005                                                1,327,728
2006                                                1,023,180
2007                                                1,010,111
Thereafter                                         10,157,893
                                                -------------
                                                $  16,440,507
                                                =============

         Total rental expense for all operating leases was $1,301,889 and $1,039,343, net of sublease rental income of $911,219 and $1,122,399, for the years ended December 31, 2002 and 2001, respectively.

(7)      INCOME TAXES

         Income tax benefit allocated by Tenet on a separate return basis for the years ended December 31, 2002 and 2001 consists of:

                                       2002                 2001
                                   -----------           ----------
Current:
  Federal                          $  (716,000)            (588,000)
  State                                (81,000)             (66,000)
                                   -----------           ----------
                                      (797,000)            (654,000)
                                   -----------           ----------

Deferred:
  Federal                             (679,000)          (1,325,000)
  State                                (77,000)            (148,000)
                                   -----------           ----------
                                      (756,000)          (1,473,000)
                                   -----------           ----------
                                   $(1,553,000)          (2,127,000)
                                   ===========           ==========

         The total amount of the net deferred tax liability included in "Due from (to) affiliate" as of December 31, 2002 and 2001 was approximately $5,996,000 and $6,752,000, respectively.

                                                                     (Continued)

                                   NLVH, INC.
                   (d/b/a Lake Mead Hospital Medical Center)

                         Notes to Financial Statements

                           December 31, 2002 and 2001

         A reconciliation between the amount of reported income tax benefit and the amount computed by multiplying income before tax by the statutory Federal income tax rate is shown below:

                                                     2002                                 2001
                                         -----------------------------         ---------------------------
                                            AMOUNT             PERCENT           AMOUNT            PERCENT
                                         ------------          -------         ----------          -------
Tax benefit at statutory
  federal rate                           $ (1,480,000)           35.0%         (2,015,000)           35.0%
State income taxes, net of
  federal income tax impact                  (102,000)            2.4%           (139,000)            2.4%
Other                                          29,000            (0.7%)            27,000            (0.5%)
                                         ------------            ----          ----------            ----
Tax benefit on loss                      $ (1,553,000)           36.7%         (2,127,000)           36.9%
                                         ============            ====          ==========            ====

         Deferred tax assets and liabilities as of December 31, 2002 and 2001 relate to the following:

                                                       2002                                 2001
                                          -----------------------------           --------------------------
                                             ASSETS          LIABILITIES           ASSETS        LIABILITIES
                                          -----------        -----------          -------        -----------
Depreciation and fixed asset
  basis differences                       $        --         5,410,000                --         5,579,000
Receivables - doubtful
  accounts and adjustments                         --           954,000                --         1,119,000
Accruals for insurance risks                  690,000                --           366,000                --
Intangible assets                                  --           422,000                --           470,000
Benefit plans                                 100,000                --            13,000                --
Other items                                        --                --            37,000                --
                                          -----------         ---------           -------         ---------
                                          $   790,000         6,786,000           416,000         7,168,000
                                          ===========         =========           =======         =========

         Management of the Medical Center believes that realization of the deferred tax assets is more likely than not to occur as temporary differences reverse against future taxable income. Accordingly, no valuation allowance has been established.

(8)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying value of the "Due from (to) affiliate" account, while classified as long-term since the total account balance is not required to be settled within one year, approximates fair value based on the high level of cash receipts and disbursements routinely processed through this account. In addition, the carrying values of note receivable from affiliate and note payable to affiliate approximate fair value.

                                                                     (Continued)

                                   NLVH, INC.

                    (d/b/a Lake Mead Hospital Medical Center)

                          Notes to Financial Statements

                           December 31, 2002 and 2001

(9)      RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under previous accounting standards, a liability for an exit or disposal cost was recognized at the date of an entity's commitment to an exit or disposal plan. The provisions of the standard apply to exit or disposal activities initiated after December 31, 2002. In the event that the Medical Center initiates exit or disposal activities after this date, the new accounting standard might have a material effect on the timing of the recognition of exit costs in the Medical Center's financial statements.

         In November 2002, the FASB issued FASB Interpretation No. 45. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable, on a prospective basis, to guarantees issued or modified after December 31, 2002. Management does not believe this interpretation will have a material effect on the Medical Center's financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46. This interpretation of Accounting Research Bulletin No. 51 is intended to achieve more consistent application of consolidation policies to variable-interest entities. Management does not believe this interpretation will have a material impact on the Medical Center's financial statements.

         SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity was issued in May 2003. This statement establishes standards for clarifying and measuring certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability. Many of those instruments could previously be classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe this statement will have a material impact on the Medical Center's financial statements.

(10)     SUBSEQUENT EVENTS

         On January 16, 2004, Tenet, through a subsidiary, entered into an Asset Sale Agreement (the Agreement) to sell the Medical Center to IASIS Healthcare Corporation for approximately $25,000,000 plus the value of net working capital, as defined. The transaction is expected to close in the first quarter of calendar year 2004. No adjustments have been made to the accompanying financial statements related to this transaction.

         During 2003, based upon internal calculations of estimated future net cash flows of the Medical Center, management of the Medical Center identified that the carrying value of the Medical Center's long-lived assets may not be fully recoverable. It is anticipated that the Medical Center will record a SFAS 144 impairment charge (see note 1(e)) of approximately $16 million in 2003 to write-down the carrying value of its long-lived assets to their estimated fair value of approximately $25 million, the anticipated sales price of the Medical Center.